Exhibit 99.1

GOLDEN RIDGE RICE MILLS, LLC
Financial Statements
and Independent Auditor’s Report

Nine Months Ended September 30, 2018 and
Year Ended December 31, 2017

INDEPENDENT AUDITOR’S REPORT

To the Members
Golden Ridge Rice Mills, LLC
Wynne, Arkansas

Report on the Financial Statements

We have audited the accompanying financial statements of Golden Ridge Rice Mills, LLC, which comprise the balance sheets as of September 30, 2018 and December 31, 2017, the related statements of operations, members’ deficit and cash flows for the nine months ended September 30, 2018, and the year ended December 31, 2017, and the related notes to the financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Ridge Rice Mills, LLC as of September 30, 2018 and December 31, 2017, and the results of its operations and its cash flows for the nine months ended September 30, 2018, and the year ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP
Houston, Texas
February 13, 2019

Golden Ridge Rice Mills, LLC
Balance Sheets
 (in thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$498	$500
Accounts receivable, net of allowance for doubtful accounts of $137 and $0	1,592	769
Inventories	321	246
Deposits and other current assets	61	78
Total current assets	2,472	1,593
Property and equipment, net	3,058	2,622
Total assets	$5,530	$4,215

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$297	$133
Accrued expenses	134	791
Payable to related parties	1,995	363
Bank note payable	1,831	1,896
Note payable to member	859	859
Notes payable to RiceBran Technologies	565	-
Current maturities of equipment notes payable	92	113
Total current liabilities	5,773	4,155
Equipment notes payable, less current portion	168	186
Total liabilities	5,941	4,341
Commitments and contingencies
Members' deficit	(411)	(126)
Total liabilities and members' deficit	$5,530	$4,215

See Notes to Financial Statements

Golden Ridge Rice Mills, LLC
Statements of Operations
(in thousands)

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017

Revenues	$13,679	$11,600
Cost of goods sold	13,187	11,517
Gross profit	492	83
Selling, general and administrative expenses	333	43
Operating income	159	40
Interest expense	(144)	(174)
Net income (loss)	$15	$(134)

See Notes to Financial Statements

Golden Ridge Rice Mills, LLC
Statements of Changes in Members’ Deficit
Nine Months Ended September 30, 2018 and
Year Ended December 31, 2017
(in thousands)

	Members' Capital	Accumulated Deficit	Members' Deficit

Balance, January 1, 2017	$(144)	$(634)	$(778)
Capital contribtions	800	-	800
Withdrawls	(14)	-	(14)
Net loss	-	(134)	(134)
Balance, December 31, 2017	642	(768)	(126)
Capital contribution	200	-	200
Capital redemption	(500)	-	(500)
Net income	-	15	15
Balance, September 30, 2018	$342	$(753)	$(411)

See Notes to Financial Statements

Golden Ridge Rice Mills, LLC
Statements of Cash Flows
 (in thousands)

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Cash flow from operating activities:
Net income (loss)	$15	$(134)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	283	321
Provision for bad debts	137	-
Changes in operating assets and liabilities:
Accounts receivable	(960)	(750)
Inventories	(75)	(195)
Accounts payable and accrued expenses	1,149	792
Other	17	(8)
Net cash provided by operating activities	566	26
Cash flows from investing activities:
Purchases of property and equipment	(514)	(177)
Net cash used in investing activities	(514)	(177)
Cash flows from financing activities:
Payments of bank note payable	(65)	(86)
Payments of equipment notes payable	(90)	(77)
Proceeds from notes payable to RiceBran Technologies	400	-
Capital contribution	200	795
Capital redemption	(500)	-
Other	1	(15)
Net cash provided by (used in) financing activities	(54)	617
Net change in cash and cash equivalents	(2)	466
Cash and cash equivalents, beginning of period	500	34
Cash and cash equivalents, end of period	$498	$500

Supplemental disclosures - Cash paid for interest	$131	$178

See Notes to Financial Statements

Golden Ridge Rice Mills, LLC
Notes to Financial Statements

NOTE 1. ORGANIZATION, NATURE OF THE BUSINESS AND SUBSEQUENT TRANSACTION

Golden Ridge Rice Mills, LLC, an Arkansas limited liability company was formed in March 2015, as Golden Rice Mills, LLC and changed its name to Golden Ridge Rice Mills, LLC (the Company) in May 2015.  The terms of an operating agreement provide for the allocation of profits and losses to the members equal to their respective ownership percentages.

We owned and operated a rice mill in Wynne, AR until November 28, 2018, when RiceBran Technologies purchased substantially all of our assets and assumed certain of our liabilities (the Transaction).  Prior to the acquisition, the Company was owned by Wayne and Wendy Wilkison and G E Mills, LLC.  We purchased and sold grain in connection with operation of the mill.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation – These audited financial statements were prepared in accordance with accounting principles generally accepted in the United States (GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC).

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.

Cash and Cash Equivalents – We consider all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents.  In all periods presented, we maintained our cash and cash equivalents with major banks.  We maintain cash in bank accounts in amounts which at times may exceed federally insured limits.  We have not experienced any losses on such accounts.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable represent amounts receivable on trade accounts.  The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts and the aging of accounts receivable.  We analyze the aging of customer accounts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.  From period to period, differences in judgments or estimates utilized may result in material differences in the amount and timing of the provision for doubtful accounts.  We periodically evaluate our credit policy to ensure that the customers are worthy of terms and support our business plans.

Inventories – Inventories are stated at the lower of cost or net realizable value, with cost determined by the first-in, first-out method using average actual costs.  Provisions for potentially obsolete or slow-moving inventory are made based upon our analysis of inventory levels, historical obsolescence and future sales forecasts; while inventory determined to be obsolete is written off immediately.

Property and Equipment – Property and equipment are stated at cost less accumulated depreciation.  Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.  Expenditures for maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss is recognized when the undiscounted future cash flows estimated to be generated by the asset to be held and used are not sufficient to recover the unamortized balance of the asset.  An impairment loss is recognized based on the difference between the carrying values and estimated fair value.  The estimated fair value is determined based on either the discounted future cash flows or other appropriate fair value methods with the amount of any such deficiency charged to operations in the current year.  Estimates of future cash flows are based on many factors, including current operating results, expected market trends and competitive influences.  Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value, less estimated costs to sell. No impairment was recorded as of September 30, 2018 or December 31, 2017.

Golden Ridge Rice Mills, LLC
Notes to Financial Statements

Revenue Recognition – We recognize revenue for product sales when title and risk of loss pass to our customers, generally upon shipment.  Each transaction is evaluated to determine if all of the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the selling price is fixed and determinable; and (iv) collectability is reasonably assured.  If any of the above criteria cannot be satisfied, then such a transaction is not recorded as revenue, or is recorded as deferred revenue and recognized only when the sales cycle is complete and payment is either received or becomes reasonably assured.  Changes in judgments and estimates regarding the application of the above mentioned four criteria might result in a change in the timing or amount of revenue recognized by such transactions.

We make provisions for estimated returns, discounts and price adjustments when they are reasonably estimable.  Revenues are net of provisions for estimated returns, routine sales discounts, volume allowances and adjustments.  Revenues are also net of taxes collected from customers and remitted to governmental authorities.

Amounts billed to a customer in a sale transaction for shipping and handling are reported as revenues and the related costs incurred for shipping are included in cost of goods sold.

Selling, General and Administrative Expenses – Selling, general and administrative expenses include office expenses, marketing and advertising expenses, professional fees, losses on accounts receivable and other operating expenses.

State Franchise and Excise Taxes– Limited liability companies that conduct business in certain states are subject to franchise and excise taxes.  State franchise and excise taxes are included in within selling, general and administrative expenses in the statements of operations.

Recent Accounting Guidance

Recent accounting standards not yet adopted

The following represent the standards not yet adopted that will, or are expected to, result in a significant change in practice and/or have a significant financial impact on us.

In February 2016, the Financial Accounting Standards Board (FASB) issued guidance which changes the accounting for leases, ASU 2016-02, Leases (and subsequent guidance).  Under prior GAAP, the recognition, measurement and presentation of expenses and cash flows arising from a lease depends primarily on the lease’s classification as a finance or operating lease.  For both types of leases, lessees will recognize a right-of-use asset and a lease liability.  For capital or finance leases, lessees will recognize amortization of the right-of-use asset separately from interest expense on the lease liability.  The guidance is effective in annual and interim periods beginning in 2020 for private companies and must be adopted on a modified retrospective approach.  Early adoption is allowed.  We do not expect the new guidance to have any impact on our results of operations, financial position and cash flows.  We currently are not a party to any operating leases.

Golden Ridge Rice Mills, LLC
Notes to Financial Statements

In May 2014, the FASB issued guidance on revenue from contracts with customers to clarify the principles for recognizing revenue, ASU 2014-09, Revenue: Revenue from Contracts with Customers (and subsequent guidance related to the topic).  Under the new guidance, we should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, applying the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.  The guidance is effective annual and interim periods beginning in 2019, for private companies.  We have elected to adopt using a modified retrospective approach.  We have begun to evaluate the impact that the adoption of this guidance will have on our financial statements but have not completed the evaluation and implementation process.  The adoption is expected to have no impact on our results of operations, financial position and cash flows.  Substantially all of our revenue contracts contain a single performance obligation, to supply continually defined quantities of product at fixed prices.  Those performance obligations are fulfilled at the time of delivery. A majority of our sales are recognized when control and title transfers.  Our revenue contracts generally do not include any other explicit or implicit items that are separate from the product we sell.

Recently adopted accounting standards

In July 2015, the FASB issued guidance clarifying the measurement of inventory, ASU 2015-11, Simplifying the Measurement of Inventory.  The guidance provides that for inventories measured at the lower of cost and net realizable value, net realizable value should be determined based on the estimated selling prices in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation.  We adopted the guidance effective January 1, 2017.  Adoption had no impact on our results of operations, financial position and cash flows.

NOTE 3. CONCENTRATION OF RISK

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of trade accounts receivable.  We perform ongoing credit evaluations on the financial condition of our customers and generally do not require collateral.

Revenues and accounts receivable from significant customers (customers with revenue or accounts receivable in excess of 10% of totals) are stated below as a percent of totals.

	Customer
	A	B	C
% of revenue, nine months ended September 30, 2018	43%	26%	17%
% of revenue, year ended December 31, 2017	36%	*	41%

% of accounts receivable, as of September 30, 2018	44%	*	41%
% of accounts receivable, as of December 31, 2017	74%	*	12%

We make purchases from various vendors, and the purchases from these vendors represent 38% of our total purchases in the nine months ended September 30, 2018, and 72% of our total purchases in the year ended December 31, 2017.

The following table presents purchases from vendors over 10% of all purchases.

Vendor 1	19%	18%
Vendor 2	19%	18%
Vendor 3	*	15%
Vendor 4	*	11%
Vendor 5	*	10%
Others	62%	28%
Total Vendors	100%	100%

Golden Ridge Rice Mills, LLC
Notes to Financial Statements

NOTE 4. INVENTORIES

	September 30, 2018	December 31, 2017
Raw Materials	$104	$36
Finished Goods	217	208
Packaging	-	2
Inventories	$321	$246

NOTE 5. PROPERTY AND EQUIPMENT

	September 30, 2018	December 31, 2017	Estimated Useful Lives
Land	$30	$30
Plant	2,592	1,953	10-40 years, or life of lease
Machinery and equipment	1,260	1,180	5-7 years, or life of lease
Property and equipment, cost	3,882	3,163
Less accumulated depreciation	824	541
Property and equipment, net	$3,058	$2,622

Depreciation expense was approximately $0.3 million for the nine months ended September 30, 2018 and approximately $0.3 million for the year ended December 31, 2017.

NOTE 6. DEBT

We have entered into several equipment notes expiring at dates ranging from February 2019 to August 2021.   Obligations under these notes have been recorded by present valuing our obligations under the notes at the interest rates implicit in the notes which range from 9.5% to 29.0%.  During the nine months ended September 30, 2018, and the year ended December 31, 2017, we purchased $0.1 million and $0.3 million of property and equipment under the notes.  These purchases are noncash transactions for the purposes of the statement of cash flows.

Future payments and principal maturities under the equipment notes as of September 30, 2018, are as follows (in thousands):

	Payments	Amounts Representing Interest	Amounts Representing Principal
Year Ended September 30:
2019	$130	$38	$92
2020	94	26	68
2021	83	14	69
2022	33	2	31
Total	$340	$80	$260

The note payable to member was payable to Wayne Wilkison and was assumed by RiceBran Technologies in connection with the Transaction on November 28, 2018.  The note was executed in December 2015 and bore no interest.  Subsequent to the conclusion of this note, a new note was issued in March 2018 and bore interest at an annual rate of 6%.  The note was payable in monthly installments of $4,000, beginning April 2018, until March 2020, when all remaining unpaid principal and accrued interest was due.  The loan was payable in full upon demand by Wayne Wilkison, however, no payments were actually made on the note in the nine months ended September 30, 2018.

The bank note was paid in full in connection with the Transaction on November 28, 2018.  The bank note, in the principal amount of $2.0 million was dated in August 2016, matures in August 2031, and bears interest at the prime rate (6.75% in the all periods presented). The note is payable in monthly installments of $18,000, beginning September 2016.  The note is payable in full upon demand of the lender.

Golden Ridge Rice Mills, LLC
Notes to Financial Statements

The notes payable to RiceBran Technologies were issued in July 2018, in exchange for $0.4 million of cash and $0.2 million of property.  The notes carry interest at a rate of 6% per year and are to be repaid as we deliver bran to RiceBran Technologies at a discounted price that is applied to the notes.  Any loan amounts remaining unpaid are payable in cash in December 2019.  In October 2018, we received an additional $0.1 million of cash from RiceBran Technologies, as evidenced by an amended note.

NOTE 7. INCOME TAXES

We are a limited liability company and have elected to be treated as a partnership for federal and state tax purposes.  Accordingly, income or loss is included in the tax returns of our members. As a result, no provision for income taxes has been recorded in these financial statements.  Given our pass-through tax structure, the 2017 United States tax reform which was enacted into law in December 2017, had no impact on our financial statements.

NOTE 8. FAIR VALUE MEASUREMENT

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Assets and liabilities measured at fair value on a non-recurring basis may include property. We assess the inputs used to measure fair value using a three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market:

●	Level 1 – inputs include quoted prices for identical instruments and are the most observable.
●	Level 2 – inputs include quoted prices for similar assets and observable inputs such as interest rates, currency exchange rates and yield curves.
●	Level 3 – inputs are not observable in the market and include management’s judgments about the assumptions market participants would use in pricing the asset or liability.

The fair value of cash and cash equivalents, accounts receivables and accounts payable and accrued expenses approximates their carrying value due to shorter maturities.  As of September 30, 2018, the fair value of our equipment notes payable was approximately $0.1 million higher than the carrying value of the lease liabilities (Level 3 measurement), based on current market rates for similar debt with similar maturities.  As of September 30, 2018, the fair value of our debt (Level 3 measurement) approximated its carrying value, based on current market rates for similar debt.

NOTE 9. COMMITMENTS AND CONTINGENCIES

From time to time we are involved in litigation incidental to the conduct of our business.  These matters may relate to employment and labor claims, patent and intellectual property claims, claims of alleged non-compliance with contract provisions and claims related to alleged violations of laws and regulations.  When applicable, we record accruals for contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated.  While the outcome of lawsuits and other proceedings against us cannot be predicted with certainty, in the opinion of management, individually or in the aggregate, no such lawsuits are expected to have a material effect on our financial position or results of operations.  Defense costs are expensed as incurred and are included in selling, general and administrative expenses.

NOTE 10. RELATED PARTY TRANSACTIONS

In May 2018, an agreement was entered into by and between James R. Cartillar, III, and Golden Ridge Rice Mills, LLC for redemption and liquidation of his interest in the Company.  We paid $0.8 million for rough rice to entities owned by Mr. Cartillar for the year ended December 31, 2017.  Commodities payable for Mr. Cartillar consisted of $0.3 million as of December 31, 2017.

There are various entities owned by Wayne Wilkison, our majority member that include various farms and a freight company.  During the nine months ended September 30, 2018 and the year ended December 31, 2017, we paid Wayne’s entities $4.0 million and $5.0 million for rough rice and other services, respectively.  Commodities payable for Wayne consisted of $2.0 million as of September 30, 2018 and $28,000 as of December 31, 2017.